EXHIBIT 10.3

July 19, 2013

Dear Ms. Clifford.

Your compensation is changed as follows:

If you are terminate without Cause (as defined below), or you resign with Good Reason, (i) you will receive severance equal to your then-current annual base salary payable in equal installments over a one year period beginning with the first regular payroll date following such termination and continuing thereafter at such intervals as other salaried employees are paid for one year.

“Cause” shall consist of (i) fraud, libel, slander or any other willful and deliberate act by you that is damaging to the Company’s relationships with it customers or suppliers, including, without limitation, (A) use of alcohol or illegal drugs such as to interfere with the performance of your obligations hereunder, and (B) conviction of, or entry of a plea of guilty or no contest to, a felony or any crime involving moral turpitude, dishonesty, or theft; (ii) your failure to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of your duties; or (iii) your failure to perform the reasonable duties and responsibilities typically associated with your position. “Good Reason” shall consist of (i) a material diminution in your base compensation; (ii) a material diminution in the authority, duties, or responsibilities of the supervisor to whim you are required to report, (iii) a change in your work location from the Charleston/Mount Pleasant area; or (iv) any other action or inaction that constitutes a material breach by the Company under this letter agreement.

If you are terminated without Cause or resign with Good Reason, then in addition to receiving the above you will receive the following: (i) you will be paid the equivalent of the current premiums of the family insurance coverage for a period of one year, and (ii) all restrictions on exercise relating to any equity awards will lapse, and all of your equity awards will otherwise vest. If you are terminated without Cause or resign with Good Reason, your options will remain exercisable for the remaining term of the option.

Both during and after the term of your employment, you will adhere to the Company’s policy on keeping confidential the Company’s confidential information.

All other aspects of your employment and compensation remain the same.

Sincerely,

PERNIX THERAPEUTICS HOLDINGS, INC.

/s/James Smith
James Smith, Chairmen of the Compensation Committee

I have read and accept the terms of this employment offer from Pernix Therapeutics Holdings, Inc.

AGREED TO AND ACKNOWLEDGED
THIS 19th DAY OF July, 2013:

/s/Tracy Clifford

Tracy Clifford